EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE GROWTH TRUST
CLASS A DISTRIBUTION PLAN
September 30, 2011

Name of Fund	Adoption Date

Eaton Vance Atlanta Capital Focused Growth Fund	October 20, 2003
Eaton Vance Atlanta Capital SMID-Cap Fund	October 20, 2003
Eaton Vance Focused Growth Opportunities Fund	March 7, 2011
Eaton Vance Focused Value Opportunities Fund	March 7, 2011
Eaton Vance Multi-Cap Growth Fund	June 23, 1997
Eaton Vance Richard Bernstein All Asset Strategy Fund	September 30, 2011
Eaton Vance Richard Bernstein Equity Strategy Fund	August 9, 2010
Eaton Vance Worldwide Health Sciences Fund	March 7, 2011

A-1